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                                                                   EXHIBIT 23.2

                         INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Nuevo Energy Company:

   We consent to incorporation by reference in the registration statement (No. 33-43329) on Form S-8, registration statement (No. 33-70108) on Form S-8, registration statement (No. 333-21063) on Form S-8, registration statement (No. 333-51211) on Form S-8, registration statement (No. 333-51217) on Form S-8, registration statement (No. 333-51231) on Form S-8, registration statement (No. 333-70780) on Form S-8, registration statement (No. 333-70774) of Form S-8, registration statement (No. 333-87899) on Form S-8, registration statement (No. 333-46580) on Form S-3 and registration statement (No. 333-16231) on Form S-3 of Nuevo Energy Company of our report dated February 8, 2001, relating to the consolidated balance sheet of Nuevo Energy Company and subsidiaries as of December 31, 2000 and the related consolidated statements of income, stockholders' equity, cash flows and comprehensive income and changes in accumulated other comprehensive income for each of the years in the two-year period ended December 31, 2000, which report appears in the December 31, 2001 annual report on Form 10-K of Nuevo Energy Company.

   Our report dated February 8, 2001, contains an explanatory paragraph that states that, effective January 1, 2000, the Company changed its method of accounting for its processed fuel oil and natural gas liquids inventories.

                                          KPMG LLP

Houston, Texas
April 1, 2002